Exhibit 10.2

TAX MATTERS AGREEMENT

by and between

VISTA OUTDOOR INC.

and

[OUTDOOR PRODUCTS SPINCO INC.]

Dated as of [●], 2023

i

Appendix A -	Intended Tax Treatment
Appendix B -	Active Trades or Businesses
Appendix C -	Section 336(e) Election Entities
Appendix D -	Specified Tax Refunds
Appendix E -	Certain Restricted Actions

ii

TAX MATTERS AGREEMENT (this “Agreement”), dated as of [●], 2023, by and between VISTA OUTDOOR INC., a Delaware corporation (“Vista”) and [OUTDOOR PRODUCTS SPINCO INC.], a Delaware corporation (“Spinco” and, together with Vista, the “Parties”).

WITNESSETH:

WHEREAS, Spinco is a wholly owned subsidiary of Vista and a member of the affiliated group of which Vista is the common parent;

WHEREAS, pursuant to the Separation Agreement, Vista and Spinco have effected or agreed to effect the Internal Transactions and the External Distribution (together, the “Transactions”); and

WHEREAS, the Parties intend that each of the applicable Transactions qualifies for its Intended Tax Treatment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Definition of Terms. The following terms shall have the following meanings. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Separation Agreement.

“10% Acquisition Transaction” has the meaning set forth in Section 4.06(c).

“Accounting Firm” has the meaning set forth in Section 3.01(e).

“Active Trade or Business” means the active conduct (determined in accordance with Section 355(b) of the Code) of, (i) in the case of Spinco and Spinco Sales, the Spinco Sales ATB, (ii) in the case of Outdoor Legacy Holdings, the Outdoor Legacy Holdings ATB and (iii) in the case of a Distributing Corporation, the Vista Sales ATB.

“Adjustment Request” means any formal or informal claim or request made or filed with any Taxing Authority for the adjustment, refund, credit or offset of Taxes, including any amended Tax Return claiming adjustment to the Taxes as reported on that Tax Return or, if applicable, to such Taxes as previously adjusted.

“Agreement” has the meaning set forth in the preamble.

“Applicable Failure” has the meaning set forth in Section 4.07.

“Applicable Share” has the meaning set forth in Section 4.07.

“Apportioned Tax Attributes” means Tax Attributes that are subject to allocation or apportionment between one Person and another Person under applicable Law or by reason of the Transactions.

“Benchmark Rate” has the meaning set forth in the Transition Services Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Controlled Corporations” means Spinco, Spinco Sales and Outdoor Legacy Holdings.

“Determination” means (i) any final determination of Liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations), including a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870AD, or (ii) the payment of Tax by a Party (or its Subsidiary) that is responsible for payment of that Tax under applicable Law, with respect to any item disallowed or adjusted by a Taxing Authority, as long as the responsible Party determines that no action should be taken to recoup that payment and the other Party agrees.

“Distributing Corporations” means Vista, Vista Commercial Ammunition Company Inc., Federal Cartridge Company (“FCC”) and Vista Outdoor Sales LLC (“VOS”).

“Distributions” means the VOS-Spinco Sales Split, the FCC Distribution, the Ammo Co Distribution and the External Distribution.

“Filing Party” has the meaning set forth in Section 3.02(a).

“Indemnifying Party” means a Party that has an obligation to make an Indemnity Payment.

“Indemnitee” means a Party that is entitled to receive an Indemnity Payment.

“Indemnity Payment” means an indemnity payment contemplated by this Agreement, the EMA or the Separation Agreement.

“Intended Tax Treatment” means, with respect to each of the applicable Transactions, the U.S. Federal income Tax consequences (if any) set forth for such Transaction in Appendix A.

“IRS” means the U.S. Internal Revenue Service.

“Legal Comfort” has the meaning set forth in Section 4.04(b).

“Liabilities” has the meaning set forth in the Separation Agreement.

“Non-US Spinco Member” means (i) any Spinco Entity other than an entity that is incorporated, organized or otherwise formed under the Laws of the United States or any state thereof or the District of Columbia and (ii) any Spinco Entity formed under the Laws of the United States or any state thereof or the District of Columbia that is owned, in whole or in part, directly or indirectly, by any Spinco Entity described in clause (i).

“Ordinary Course of Business” means, with respect to an action taken (or to be taken) by a Person, that the action is taken in the ordinary course of the normal day-to-day operations of that Person.

“Ordinary Tax Disputes” has the meaning set forth in Section 5.06(a).

“Ordinary Taxes” means Taxes other than (i) Transaction Taxes and (ii) Transfer Taxes.

“Other Party” means, with respect to any Restricted Action, the Party (Vista or Spinco, as applicable) that is not the Restricted Party with respect to such Restricted Action.

“Outdoor Legacy Holdings” means [●].

“Outdoor Legacy Holdings ATB” has the meaning set forth in Appendix B.

“Parties” has the meaning set forth in the preamble.

“Pre-Distribution Tax Period” means any taxable period (or portion thereof) that ends on or before the Distribution Date.

“Proposed Acquisition Transaction” has the meaning set forth in Section 4.03(b).

“Protective Section 336(e) Election” means, with respect to an entity, a protective election under Section 336(e) of the Code and Section 1.336-2(j) of the Regulations (and any similar provision of U.S. state or local Law for such jurisdictions as Vista shall determine at its sole discretion) to treat the disposition of the stock of such entity, pursuant to the Distributions, as a deemed sale of the assets of such entity in accordance with Section 1.336-2(h) of the Regulations (or any similar provision of U.S. state or local Law).

“Records” has the meaning set forth in Section 5.01.

“Refund Recipient” has the meaning set forth in Section 2.04.

“Regulations” means the Treasury regulations promulgated under the Code.

“Restricted Action” has the meaning set forth in Section 4.03(a).

“Restricted Party” means, with respect to any Restricted Action, the Party (Vista or Spinco, as applicable) that seeks to take (or cause its Subsidiary to take) such Restricted Action.

“Restricted Period” has the meaning set forth in Section 4.03(a).

“Ruling” means a private letter ruling (including any supplemental ruling) issued by the IRS, whether granted prior to, on or after the date hereof.

“SAG” means a “separate affiliated group” within the meaning of Section 355(b)(3)(B) of the Code.

“Separation Agreement” means the Separation and Distribution Agreement dated as of the date of this Agreement by and between Vista and Spinco, including the Schedules thereto.

“Shareholder Claim” has the meaning set forth in Section 4.07.

“Specified Dispute” means any dispute (i) relating to Liabilities for Taxes in which the amount of Liabilities in dispute is reasonably expected to exceed $1 million or (ii) relating to Liabilities for a Shareholder Claim.

“Spinco” has the meaning set forth in the preamble.

“Spinco Entity” means Spinco or any Subsidiary of Spinco after the External Distribution.

“Spinco Non-Income Tax Return” means any Spinco Tax Return in respect of any business and occupation tax, business income and receipts tax, business tax, commerce tax, excise tax, gross receipts tax, sales and use tax, personal property tax, real property tax, unclaimed property or payroll tax.

“Spinco Sales” means [●].

“Spinco Sales ATB” has the meaning set forth in Appendix B.

“Spinco Tax Returns” means a Tax Return of any Spinco Entity or group composed solely of Spinco Entities.

“Stock” means (i) all classes or series of stock or other equity interests of an entity and (ii) all other instruments properly treated as stock of such entity for U.S. Federal income Tax purposes.

“Subsidiary” means, with respect to any Person, a corporation, partnership, association, limited liability company, trust or other form of legal entity in which such Person and/or one or more Subsidiaries of such Person has either (i) a majority ownership in the equity thereof; (ii) the power to elect, or to direct the election of, a majority of the board of directors or other analogous governing body of such entity; or (iii) the title or function of general partner or manager, or the right to designate the Person having such title or function. For the avoidance of doubt, unless expressly provided to the contrary, references to Subsidiaries of Vista shall not include any Spinco Entities.

“Tax Advisor” means a U.S. Tax counsel or accountant of recognized national standing.

“Tax Attribute” means (i) any carryovers or carrybacks of net operating losses, net capital losses, excess tax credits and any other similar tax attributes and (ii) earnings and profits (including previously taxed earnings and profits), tax basis or other similar tax attributes, in each case, as determined for U.S. Federal, state, local or foreign Tax purposes.

“Tax Contest” means an audit, review, examination or other administrative or judicial proceeding, in each case, by any Taxing Authority.

“Tax Opinion” means the written opinion of Cravath, Swaine & Moore LLP issued to Vista to the effect that each of the applicable Transactions will qualify for its Intended Tax Treatment.

“Tax Opinion Representations” means representations regarding certain facts in existence at the applicable time made by Vista and Spinco that serve as a basis for the Tax Opinion.

“Tax Return” means any return, declaration, statement, report, form, estimate or information return relating to Taxes, in each case, including any amendments thereto and any related or supporting information, required or permitted to be filed with any Taxing Authority.

“Tax Return Preparer” has the meaning set forth in Section 3.01(c).

“Taxes” means all forms of taxation, tariffs or duties imposed by any Governmental Authority, or required by any Governmental Authority to be collected or withheld, including charges, in each case, in the nature of a tax, together with any related interest, penalties and other additional amounts.

“Taxing Authority” means any Governmental Authority charged with the determination, collection or imposition of Taxes.

“Transaction Tax Contest” means a Tax Contest with the purpose or effect of determining or redetermining Transaction Taxes.

“Transaction Taxes” means all (i) Taxes imposed on Vista, Spinco or any of their respective Subsidiaries resulting from the failure of any step of the Transactions to qualify for its Intended Tax Treatment, (ii) Taxes imposed on any third party resulting from the failure of any step of the Transactions to qualify for its Intended Tax Treatment for which Vista, Spinco or any of their respective Subsidiaries is or becomes liable for any reason and (iii) reasonable, out-of-pocket legal, accounting and other advisory or court fees incurred in connection with Liability for Taxes described in clause (i) or (ii).

“Transactions” has the meaning set forth in the recitals.

“Transfer Taxes” means all transfer, sales, use, excise, stock, stamp, stamp duty, stamp duty reserve, stamp duty land, documentary, filing, recording, registration, value-added and other similar Taxes incurred as a result of the Transactions.

“Unqualified Tax Opinion” has the meaning set forth in Section 4.04(c).

“Vista” has the meaning set forth in the preamble.

“Vista Sales ATB” has the meaning set forth in Appendix B.

“Vista Tax Group” means any group of entities that includes (i) Vista or any Subsidiary of Vista or (ii) Vista or any Subsidiary of Vista and any Spinco Entity.

“Vista Tax Return” means any Tax Return (i) of any Vista Tax Group or (ii) any of Vista or any Subsidiary of Vista.

“VOS Taxes” has the meaning set forth in Section 2.03.

ARTICLE II

Allocation of Tax Liabilities and Tax Benefits

SECTION 2.01. Vista Indemnification of Spinco. After the External Distribution, Vista shall be liable for, and shall indemnify, defend and hold Spinco harmless from and against, the following Taxes, whether incurred directly by Spinco or indirectly through one of its Subsidiaries:

(a) For any taxable period, Ordinary Taxes due with respect to all Vista Tax Returns (other than Ordinary Taxes for which Spinco is liable under Section 2.02);

(b) Transaction Taxes attributable to:

(i) the failure to be true when made or deemed made of any Tax Opinion Representation made by Vista;

(ii) any action or omission after the External Distribution by Vista or any Subsidiary of Vista in breach of the covenants set forth herein (including those in Section 4.03, without regard to Section 4.04), in any other Ancillary Agreement or in the Separation Agreement;

(iii) the application of Section 355(e) or 355(f) of the Code to any of the Distributions by virtue of any acquisition (or deemed acquisition) of a Distributing Corporation’s Stock (including newly issued Distributing Corporation Stock) or assets of a Distributing Corporation or any Subsidiary of a Distributing Corporation;

(iv) a determination that any of the Distributions was used principally as a device for the distribution of the earnings and profits within the meaning of Section 355(a)(1)(B) of the Code if such determination was based in whole or in part on any sale or exchange of a Distributing Corporation’s Stock or on any distribution on a Distributing Corporation’s Stock occurring after the External Distribution; or

(v) any other action or omission after the External Distribution by Vista or any Subsidiary of Vista, except to the extent such action or omission is otherwise expressly required or permitted by this Agreement, any other Ancillary Agreement or the Separation Agreement;

(c) 50% of Transaction Taxes not described in either clause (b) or Section 2.02(b); and

(d) 50% of all Transfer Taxes.

SECTION 2.02.    Spinco Indemnification of Vista. After the External Distribution, Spinco shall be liable for, and shall indemnify, defend and hold Vista harmless from and against, the following Taxes, whether incurred directly by Vista or indirectly through one of its Subsidiaries:

(a) For any taxable period, Ordinary Taxes due with respect to all Spinco Tax Returns;

(b) Transaction Taxes attributable to:

(i) the failure to be true when made or deemed made of any Tax Opinion Representation made by Spinco;

(ii) any action or omission after the External Distribution by Spinco or any Subsidiary of Spinco in breach of the covenants set forth herein (including those in Section 4.03, without regard to Section 4.04), in any other Ancillary Agreement or in the Separation Agreement;

(iii) the application of Section 355(e) or 355(f) of the Code to any of the Distributions by virtue of any acquisition (or deemed acquisition) of a Controlled Corporation’s Stock (including newly issued Controlled Corporation Stock) or assets of a Controlled Corporation or any Subsidiary of a Controlled Corporation;

(iv) a determination that any of the Distributions was used principally as a device for the distribution of the earnings and profits within the meaning of Section 355(a)(1)(B) of the Code if such determination was based in whole or in part on any sale or exchange of a Controlled Corporation’s Stock or on any distribution on a Controlled Corporation’s Stock occurring after the External Distribution; or

(v) any other action or omission after the External Distribution by Spinco or any Subsidiary of Spinco, except to the extent such action or omission is otherwise expressly required or permitted by this Agreement (other than under Section 4.04), any other Ancillary Agreement or the Separation Agreement;

(c) 50% of Transaction Taxes not described in either clause (b) or Section 2.01(b);

(d) VOS Taxes allocated to Spinco under Section 2.03; and

(e) 50% of all Transfer Taxes.

SECTION 2.03. Vista Sales Taxes. Sales, use, gross receipts, commercial activity, commerce, business and occupation and excise Taxes and any import or export customs, tariffs or duties of VOS (“VOS Taxes”) that clearly relate to sales of products of Spinco or its Subsidiaries, as determined by the Parties in good faith, shall be allocated to Spinco; provided that any base exclusions with respect to VOS Taxes shall be applied first to sales of products of Vista or its Subsidiaries with the remainder applied to sales of products of Spinco or its Subsidiaries. If the Parties are unable to agree on the portion of VOS Taxes attributable to the sales of products of Spinco or its Subsidiaries, the dispute resolution procedures provided in Section 3.01(e) shall apply mutatis mutandis.

SECTION 2.04. Refunds, Credits and Offsets. Subject to Section 2.05 and except as provided in Appendix D, if Vista, Spinco or any of their respective Subsidiaries receives any refund of any Taxes for which the other Party is liable under Sections 2.01 or 2.02 (a “Refund Recipient”), such Refund Recipient shall pay to the other Party the entire amount of the refund (including interest, but net of any Taxes imposed with respect to such refund) within ten (10) business days of receipt or accrual; provided, however, that the other Party, upon the request of such Refund Recipient, shall repay the amount paid to the other Party (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event such Refund Recipient is required to repay such refund to the relevant Taxing Authority. In the event a Party would be a Refund Recipient but for the fact it applied a refund to which it would otherwise have been entitled against a Tax Liability arising in a subsequent taxable period, then such Party shall be treated as a Refund Recipient and the economic benefit of so applying the refund shall be treated as a refund for purposes of this Section 2.04, and shall be paid within ten (10) business days of the due date of the Tax Return to which such refund is applied to reduce the subsequent Tax Liability.

SECTION 2.05. Carrybacks. If a Tax Return of Spinco or any of its Subsidiaries for any taxable period ending after the Distribution Date reflects any Tax Attribute that may be carried back to a Pre-Distribution Tax Period, then, unless Spinco obtains the prior written consent of Vista, which consent shall not be unreasonably withheld, conditioned or delayed, Spinco or its applicable Subsidiary shall (a) waive the right to carry back any such Tax Attribute to a Pre-Distribution Tax Period and (b) not make any affirmative election to carry back any such Tax Attribute to a Pre-Distribution Tax Period, in each case, to the extent permissible under applicable Law. In the event that Spinco or any of its Subsidiaries does carry back such a Tax Attribute to a Pre-Distribution Tax Period without consent from Vista, then (i) no payment with respect to such carryback shall be due to Spinco or any of its Subsidiaries from Vista and (ii) if Spinco or any of its Subsidiaries receives any refund, credit or offset of any Taxes in connection with such carryback, Spinco shall promptly pay to Vista the full amount of such refund or the economic benefit of the credit or offset (including interest, but net of any Taxes imposed with respect to such refund). If Vista consents to a carryback, Spinco shall reimburse Vista for reasonable out-of-pocket costs and expenses that were necessary to obtain such carryback within ten (10) business days after receiving an invoice from Vista therefor. This Section 2.05 shall not apply to any Tax Attributes that would be carried back to any Spinco Tax Return.

SECTION 2.06. Straddle Periods. (a) Vista and Spinco shall take all commercially reasonable actions necessary or appropriate to close the taxable year of each Spinco Entity for all Tax purposes as of the end of the Distribution Date to the extent permitted by applicable Law.

(b) Vista and Spinco hereby agree that, consistent with Section 1.1502-76(b) of the Regulations, (i) all items of income, gain, deduction, loss or credit of a Spinco Entity arising as a result of any transaction occurring on the Distribution Date but after the effective time of the External Distribution and (ii) any transaction occurring or item of income, gain, deduction, loss or credit recognized in the Ordinary Course of Business of a Spinco Entity on the Distribution Date are, in each case, properly allocable to the portion of the Distribution Date following the Distribution and shall be treated for all U.S. Federal income Tax purposes as occurring at the beginning of the day following the Distribution Date. The Parties shall file all Tax Returns in a manner consistent with such treatment.

SECTION 2.07. Apportioned Tax Attributes. Spinco may request that Vista undertake a determination of the portion, if any, of any Apportioned Tax Attribute to be allocated or apportioned to a Spinco Entity under applicable Law. If Vista undertakes such a determination, whether or not at the request of Spinco, Vista shall in good faith advise Spinco in writing of the amount, if any, of any Apportioned Tax Attributes which Vista determines shall be allocated or apportioned to a Spinco Entity under applicable Law; provided that this Section 2.07 shall not be construed as obligating Vista to undertake any such determination as to the amount, allocation or apportionment of any Apportioned Tax Attribute. Spinco agrees that it shall accept Vista’s allocation or apportionment of Apportioned Tax Attributes, and Spinco shall, or shall cause the applicable Spinco Entity to, prepare all Tax Returns in accordance therewith, unless such allocation or apportionment is manifestly unreasonable or manifestly erroneous. Spinco shall reimburse Vista for all reasonable third-party costs and expenses incurred by Vista or any of its Subsidiaries in connection with such determination requested by Spinco within ten (10) business days after receiving an invoice from Vista therefor.

ARTICLE III

Tax Returns, Tax Contests and Other Administrative Matters

SECTION 3.01. Responsibility for Preparing Tax Returns. (a) Vista shall timely prepare or cause to be timely prepared all Tax Returns (including Spinco Tax Returns but excluding Tax Returns described in Section 3.01(b)) for taxable periods beginning before the Distribution Date.

(b) Spinco shall timely prepare or cause to be timely prepared any Spinco Non-Income Tax Returns and Tax Returns of Non-US Spinco Members that are required or permitted to be filed for any taxable period beginning before the Distribution Date; provided that any such Spinco Non-Income Tax Returns and Tax Returns of Non-US Spinco Members shall be prepared on a basis consistent with past practice except as required by applicable Law or to correct any clear error.

(c) The Party responsible for preparing any Tax Returns pursuant to this Section 3.01 shall be referred to herein as the “Tax Return Preparer”. If the Tax Return Preparer is not the Filing Party with respect to a Tax Return it is responsible for preparing, the Tax Return Preparer shall, subject to Section 3.01(d), promptly deliver such prepared Tax Return to the Filing Party reasonably in advance of the applicable filing deadline.

(d) To the extent that a Tax Return directly relates to matters for which the other Party is reasonably expected to have an indemnification obligation or that may give rise to a refund to which such Party is entitled under this Agreement, the Tax Return Preparer shall: (i) prepare the relevant portions of the Tax Return on a basis consistent with past practice, except (A) as necessary to reflect the Transactions, (B) as required by applicable Law or to correct any clear error, (C) as a result of changes or elections made on any Vista Tax Return that do not relate primarily to a Spinco Entity or (D) as mutually agreed by the Parties; (ii) notify the other Party of any such portions not prepared on a basis consistent with past practice; (iii) provide the other Party a reasonable opportunity to review the relevant portions of the Tax Return; and (iv) consider in good faith any reasonable comments made by the other Party.

(e) The Parties shall attempt in good faith to resolve any issues arising out of the review of any Tax Return as soon as practically possible. If the Parties are unable to resolve their differences, then the Parties shall select an independent accounting firm (the “Accounting Firm”) and shall instruct the Accounting Firm to use its best efforts to prepare the relevant portions of the Tax Return on behalf of the Tax Return Preparer in compliance with this Section 3.01 as promptly as practically possible. All determinations of the Accounting Firm relating to the disputed items, absent fraud, shall be final and binding on the Parties. The fees and expenses of the Accounting Firm shall be borne by the non-prevailing Party (as determined by the Accounting Firm).

SECTION 3.02. Filing of Tax Returns and Payment of Taxes. (a) Each Party shall execute and timely file each Tax Return that it is responsible for filing under applicable Law (such Party, the “Filing Party”) and shall timely pay to the relevant Taxing Authority any amount shown as due on each such Tax Return. The obligation to make payments pursuant to this Section 3.02(a) shall not affect a Party’s right, if any, to receive payments under Section 3.02(b) or otherwise be indemnified under this Agreement.

(b) The Filing Party shall, no later than five (5) business days before the due date (including extensions) of any Tax Return that it is obligated to file pursuant to Section 3.02(a) with respect to which the other Party is reasonably expected to have an indemnification obligation under this Agreement, notify the other Party of any amount (or any portion of any such amount) shown as due on that Tax Return for which the other Party must indemnify the Filing Party under this Agreement. The other Party shall pay such amount to the Filing Party no later than the due date (including extensions) of the relevant Tax Return. A failure by an Indemnitee to give notice as provided in this Section 3.02(b) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

SECTION 3.03. Amended Tax Returns; Adjustment Requests. (a) Neither Spinco nor any of its Subsidiaries shall file, amend, withdraw, revoke or otherwise alter any (i) Vista Tax Return or (ii) Tax Return of Spinco or any of its Subsidiaries to the extent such Tax Return relates to the Pre-Distribution Tax Period, in each case, without the prior written consent of Vista, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Spinco shall not file any Adjustment Request with respect to any Tax for which Vista has an indemnification obligation under this Agreement or that would otherwise reasonably be expected to give rise to a Tax Liability for which Vista would be responsible (and for which Vista may not seek indemnification under this Agreement) and Vista will not file any Adjustment Request with respect to any Tax for which Spinco has an indemnification obligation under this Agreement or that would otherwise reasonably be expected to give rise to a Tax Liability for which Spinco would be responsible (and for which Spinco may not seek indemnification under this Agreement), in each case, without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Any Adjustment Request that the Parties consent to make under this Section 3.03 shall be prepared by the applicable Tax Return Preparer.

SECTION 3.04. Tax Contests. (a) Vista or Spinco, as applicable, shall, within ten (10) business days of becoming aware of any Transaction Tax Contest or Tax Contest that could reasonably be expected to cause the other Party to have an indemnification obligation under this Agreement, notify the other Party of such Transaction Tax Contest or Tax Contest and thereafter promptly forward or make available to the Indemnifying Party copies of notices and communications relating to the relevant portions of such Tax Contest. A failure by an Indemnitee to give notice as provided in this Section 3.04(a) (or to promptly forward any such notices or communications) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

(b) Vista shall have the exclusive right to control the conduct and settlement of any Tax Contest, other than (i) a Transaction Tax Contest (which shall be governed by Section 3.04(c)) and (ii) a Tax Contest relating to a Spinco Tax Return (which shall be exclusively controlled by Spinco), relating to a taxable period beginning before the Distribution Date. Notwithstanding the foregoing, if the conduct or settlement of any portion or aspect of any such Tax Contest could reasonably be expected to cause a Party to have an indemnification obligation under this Agreement, then the Indemnitee shall (i) keep the Indemnifying Party reasonably informed of the progress of such Tax Contest and (ii) not accept or enter into any settlement without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Vista shall have the exclusive right to control the conduct and settlement of any Transaction Tax Contest; provided that (i) Vista shall keep Spinco reasonably informed of the progress of any Transaction Tax Contest, (ii) Vista shall not accept or enter into any settlement relating to any Transaction Tax Contest without the consent of Spinco, which consent shall not be unreasonably withheld, conditioned or delayed, and (iii) Spinco shall have the right to attend any formally scheduled meetings with any Taxing Authority or hearings or proceedings before any judicial authority, in each case with respect to any Transaction Tax Contest.

SECTION 3.05. Expenses. Each Party shall bear its own expenses in the course of any Tax Contest, other than expenses included in the definition of Transaction Taxes, which shall be governed by Article II.

ARTICLE IV

Tax Matters Relating to the Transactions

SECTION 4.01. Mutual Representations. Each Party represents that it knows of no fact, and has no plan or intention to take any action, that it knows or reasonably should expect, after consultation with a Tax Advisor, is inconsistent with the qualification of any step of the Transactions for its Intended Tax Treatment.

SECTION 4.02. Mutual Covenants. (a) Each Party shall use its reasonable best efforts to cause the Tax Opinion to be issued, including by executing the Tax Opinion Representations requested by Cravath, Swaine & Moore LLP that are true and correct.

(b) Except as otherwise expressly required or permitted by the Separation Agreement, this Agreement or any other Ancillary Agreement, after the External Distribution neither Party shall take or fail to take, or cause or permit its respective Subsidiaries to take or fail to take, any action, if such action or omission would be inconsistent with its Tax Opinion Representations or the Intended Tax Treatment.

SECTION 4.03. Restricted Actions. (a) Subject to Section 4.04, during the period beginning on the Distribution Date and ending on, and including, the last day of the two (2)-year period following the Distribution Date (the “Restricted Period”), Spinco shall not (and shall not cause or permit any of its Subsidiaries to), in a single transaction or a series of transactions, take any Restricted Action. For purposes of this Agreement, a “Restricted Action” means:

(i) entering into any Proposed Acquisition Transaction;

(ii) taking any affirmative action that permits a Proposed Acquisition Transaction to occur by means of an agreement to which neither Spinco nor any of its Subsidiaries is a party (including by (A) redeeming rights under a shareholder rights plan, (B) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the Delaware General Corporate Law or any similar corporate statute, or any “fair price” or other provision of Spinco’s charter or bylaws or (D) amending its certificate of incorporation to declassify its board of directors or approving any such amendment);

(iii) liquidating or partially liquidating a Controlled Corporation, whether by merger, consolidation or otherwise (provided that, for the avoidance of doubt, a merger of another entity into a Controlled Corporation or any of its Subsidiaries in which such Controlled Corporation or its Subsidiary, as applicable, is the surviving entity, shall not constitute an action described in this Section 4.03(a)(iii));

(iv) causing or permitting any Controlled Corporation to cease to engage (directly or through its SAG) in its applicable Active Trade or Business;

(v) selling or transferring 50% or more of the gross assets of the Active Trade or Business of any Controlled Corporation (provided, however, that the foregoing shall not apply to (A) sales, transfers or dispositions of assets to any member of such Controlled Corporation’s SAG, (B) sales, transfers or dispositions of assets in the Ordinary Course of Business of such Controlled Corporation or its Subsidiaries, (C) payments of cash to acquire assets from an unrelated Person in an arm’s-length transaction, (D) sales, transfers or dispositions of assets to a Person that is disregarded as an entity separate from the transferor for U.S. Federal income Tax purposes or (E) any mandatory repayments (or prepayments) of any indebtedness of such Controlled Corporation or any of its Subsidiaries); or

(vi) redeeming or otherwise repurchasing (directly or indirectly) any Controlled Corporation’s Stock, except for redemptions or repurchases meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to its amendment by Revenue Procedure 2003-48).

For all purposes of this Agreement, the taking of any action (including making any tax election, for example, under Section 301.7701-3 of the Regulations) that is not a Restricted Action but that could reasonably be expected to be treated, for U.S. Federal income Tax purposes, as a Restricted Action shall be treated as a Restricted Action.

(b) (i) For purposes of this Agreement, “Proposed Acquisition Transaction” means any transaction or series of transactions (or any agreement, understanding or arrangement to enter into a transaction or series of transactions) as determined for purposes of Section 355(e) of the Code, in connection with which one or more

Persons would (directly or indirectly) acquire, or have the right to acquire (including pursuant to an option, warrant or other conversion right), from any other Person or Persons, an interest in a Controlled Corporation’s Stock that, when combined with any other acquisitions of such Controlled Corporation’s Stock that occur after the Distributions (but excluding any other acquisition described in clause (ii), below) comprises 40% or more of the value or the total combined voting power of all interests that are treated as outstanding equity in such Controlled Corporation for U.S. Federal income Tax purposes immediately after such transaction or, in the case of a series of related transactions, immediately after any transaction in such series. For this purpose, any recapitalization, repurchase or redemption of a Controlled Corporation’s Stock and any amendment to the certificate of incorporation (or other organizational documents) of a Controlled Corporation shall be treated as an indirect acquisition of such Controlled Corporation’s Stock by any shareholder to the extent such shareholder’s percentage interest in interests that are treated as outstanding equity in such Controlled Corporation for U.S. Federal income Tax purposes increases by vote or value.

(ii) Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (x) the adoption by Spinco of a shareholder rights plan that meets the requirements of Revenue Ruling 90-11, (y) transfers on an established market of Spinco’s Stock that are described in Safe Harbor VII of Section 1.355-7(d) of the Regulations or (z) issuances of a Controlled Corporation’s Stock that satisfy Safe Harbor VIII (relating to acquisitions in connection with a Person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Section 1.355-7(d) of the Regulations; provided that such transaction or series of transactions shall constitute a Proposed Acquisition Transaction if meaningful factual diligence is necessary to establish that Section 4.03(b)(ii)(x), (y) or (z) applies.

(c) Notwithstanding anything to the contrary herein, the provisions of Section 4.03(a) and Section 4.03(b) shall also apply to Vista, mutatis mutandis. For this purpose, each reference in clauses (a) and (b) of this Section 4.03 to (i) Spinco shall instead be deemed to be a reference to Vista and (ii) to a Controlled Corporation shall instead be deemed to be a reference to a Distributing Corporation.

(d) The provisions of this Section 4.03, including the definition of “Proposed Acquisition Transaction” and “Restricted Action”, are intended to monitor compliance with Section 355 of the Code and shall be interpreted accordingly. Any clarification of, or change in, Section 355 of the Code or the Regulations thereunder shall be incorporated into this Section 4.03 and its interpretation.

SECTION 4.04. Consent to Take Certain Restricted Actions. (a) Any Restricted Party may (and may cause or permit its Subsidiaries to) take a Restricted Action if (i) the Other Party consents in writing to any such Restricted Action, which consent shall be at the Other Party’s sole and absolute discretion or (ii) the Restricted Party has received Legal Comfort with respect to such Restricted Action. For the avoidance of doubt, neither the Other Party’s written consent pursuant to this Section 4.04(a) nor the Restricted Party’s receipt of Legal Comfort shall relieve the Restricted Party of its indemnification obligations under Section 2.01(b) or 2.02(b), as applicable.

(b) For purposes of this Agreement, “Legal Comfort” means either a Ruling or an Unqualified Tax Opinion concluding that the proposed Restricted Action will not cause any step of the Transactions to fail to qualify for its Intended Tax Treatment. Such Ruling or Unqualified Tax Opinion will constitute Legal Comfort only if it is satisfactory in both form and substance to the Other Party in its discretion, which discretion shall be reasonably exercised in good faith solely to ensure that the proposed Restricted Action does not result in any step of the Transactions failing to qualify for its Intended Tax Treatment. In determining whether an Unqualified Tax Opinion is satisfactory, the Other Party may consider, among other factors, the appropriateness of any underlying assumptions or representations and the Other Party’s views on the substantive merits of the legal analysis contained therein, and the Other Party may determine that no Unqualified Tax Opinion would be acceptable to the Other Party.

(c) For purposes of this Agreement, “Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is acceptable to the Other Party in the Other Party’s sole and absolute discretion, that permits reliance by the Other Party. The Tax Advisor, in issuing its opinion, shall be permitted to rely on the validity and correctness, as of the date given, of the Tax Opinion and any previously issued Unqualified Tax Opinions and Rulings, unless such reliance would be unreasonable under the circumstances, and shall assume that each of the applicable Transactions would have qualified for its Intended Tax Treatment if the Restricted Action in question did not occur.

SECTION 4.05. Procedures Regarding Opinions and Rulings. (a) If the Restricted Party notifies the Other Party that it desires to take a Restricted Action and the Other Party requires Legal Comfort as a condition to consenting to such Restricted Action pursuant to Section 4.04(b), the Other Party shall use commercially reasonable efforts to expeditiously obtain, or assist the Restricted Party in obtaining, such Legal Comfort. Notwithstanding the foregoing, the Other Party shall not be required to take any action pursuant to this Section 4.05(a) if, upon request, the Restricted Party fails to certify that all information and representations relating to the Restricted Party or any Subsidiary of the Restricted Party in the relevant documents are true, correct and complete or fails to obtain certification from any counterparty to any Proposed Acquisition Transaction that all information and representations relating to such counterparty in the relevant documents are true, correct and complete. The Restricted Party shall reimburse the Other Party for all reasonable out-of-pocket costs and expenses incurred by the Other Party or any Subsidiary of the Other Party in obtaining Legal Comfort within ten (10) business days after receiving an invoice from the Other Party therefor.

(b) Notwithstanding anything herein to the contrary, Spinco shall not seek any Ruling with respect to a Pre-Distribution Tax Period (whether or not relating to the Transactions) if Vista determines that there is a reasonable possibility that such action could have a material adverse impact on Vista or any Subsidiary of Vista.

(c) Vista shall have the right to obtain a Ruling, any other guidance from any Taxing Authority or an opinion of a Tax Advisor relating to the Transactions at any time in Vista’s sole discretion. Spinco, at the request of Vista, shall use commercially reasonable efforts to expeditiously obtain, or assist Vista in obtaining, any such Ruling, other guidance or opinion; provided, however, that Spinco shall not be required to make any representation or covenant that it does not reasonably believe is (and will continue to be) true, accurate and consistent with historical facts. Vista shall reimburse Spinco for all reasonable out-of-pocket costs and expenses incurred by Spinco or any Subsidiary of Spinco in obtaining a Ruling, other guidance or opinion requested by Vista within ten (10) business days after receiving an invoice from Spinco therefor.

(d) Notwithstanding anything to the contrary in Section 4.05(a), Vista shall have exclusive control over the process of obtaining any Ruling or other guidance from any Taxing Authority concerning the Transactions, and Spinco shall not independently seek any Ruling or other guidance concerning the Transactions at any time. In connection with any Ruling requested by Spinco pursuant to Section 4.05(a) or that can reasonably be expected to affect Spinco’s Liabilities under this Agreement, Vista shall (i) keep Spinco informed of all material actions taken or proposed to be taken by Vista, (ii) reasonably in advance of the submission of any ruling request provide Spinco with a draft thereof, consider Spinco’s comments on such draft and provide Spinco with a final copy thereof and (iii) provide Spinco with notice reasonably in advance of, and (subject to the approval of the IRS) permit Spinco to attend, any formally scheduled meetings with the IRS that relate to such Ruling.

SECTION 4.06. Notification and Certification Regarding Certain Acquisition Transactions.

(a) If a Controlled Corporation proposes to enter into any 10% Acquisition Transaction or take any affirmative action to permit any 10% Acquisition Transaction to occur at any time during the thirty (30)-month period following the Distribution Date, Spinco shall undertake in good faith to provide Vista, no later than ten (10) business days prior to signing any written agreement with respect to such 10% Acquisition Transaction or obtaining knowledge of the occurrence of any such 10% Acquisition Transaction that takes place without written agreement, with a written description of such transaction (including the type and amount of the applicable Controlled Corporation’s Stock to be acquired) and a brief explanation as to why Spinco believes that such transaction does not result in the application of Section 355(a)(1)(B), 355(e) or 355(f) of the Code to the Transactions.

(b) If a Distributing Corporation proposes to enter into any 10% Acquisition Transaction or take any affirmative action to permit any 10% Acquisition Transaction to occur at any time during the thirty (30)-month period following the Distribution Date, Vista shall undertake in good faith to provide Spinco, no later than ten (10) business days prior to signing any written agreement with respect to such 10% Acquisition Transaction or obtaining knowledge of the occurrence of any such 10% Acquisition Transaction that takes place without written agreement, with a written description of such transaction (including the type and amount of the applicable Distributing Corporation’s Stock to be acquired) and a brief explanation as to why Vista believes that such transaction does not result in the application of Section 355(a)(1)(B), 355(e) or 355(f) of the Code to the Transactions.

(c) For purposes of this Section 4.06, “10% Acquisition Transaction” means any transaction or series of transactions that would be a Proposed Acquisition Transaction if the percentage specified in the definition of Proposed Acquisition Transaction were 10% instead of 40%.

SECTION 4.07. Indemnification for Shareholder Claims. In the event that the External Distribution fails to qualify for its Intended Tax Treatment (including, but not limited to, as a result of a Party taking a Restricted Action) (the “Applicable Failure”), each Party shall be liable for, and shall indemnify, defend and hold the other Party harmless from and against such first Party’s Applicable Share of any and all Liabilities relating to, arising out of or resulting from a claim made by any Person that was a shareholder of Vista at the time of the External Distribution (in such Person’s capacity as a shareholder of Vista) that is based on such Applicable Failure (a “Shareholder Claim”). As used herein, “Applicable Share” means, with respect to a Party and with respect to any Applicable Failure, a share of the Liabilities relating to, arising out of or resulting from the applicable Shareholder Claim that is equal to the share of the Transaction Taxes that are allocated to such Party pursuant to Sections 2.01 and 2.02 as a result of such Applicable Failure.

SECTION 4.08. Reporting. Vista and Spinco shall (i) timely file any appropriate information and statements (including as required by Section 6045B of the Code and Section 1.355-5 and, to the extent applicable, Section 1.368-3 of the Regulations) to report each of the applicable Transactions as qualifying for its Intended Tax Treatment and (ii) absent a change of Law or an applicable Determination otherwise, not take, and shall not cause any of its Subsidiaries to take, any position on any Tax Return that is inconsistent with such qualification.

SECTION 4.09. Tax Treatment of Certain Amounts Paid Pursuant to the EMA. Amounts paid pursuant to the EMA shall be treated in the manner as described in the EMA and Section 5.05.

SECTION 4.10. Protective Section 336(e) Election. (a) Vista will make a Protective Section 336(e) Election with respect to the stock of the entities listed on Appendix C. Accordingly, the Parties agree that this Agreement constitutes a written, binding agreement to make a Protective Section 336(e) Election with respect to each such entity as contemplated by Section 1.336-2(h)(1)(i) of the Regulations. Spinco will cooperate with Vista to facilitate the making of any such election.

(b) If, as a result of a Protective Section 336(e) Election, Spinco realizes a Tax benefit from the step-up in Tax basis resulting from a failure of any of the Distributions to qualify (in whole or in part) for its Intended Tax Treatment, Spinco shall make quarterly payments to Vista of the actual Tax savings, as and when realized, arising from such Tax benefit in the same proportion that any Transaction Taxes arising as a result of such failure are apportioned to Vista pursuant to Sections 2.01 and 2.02. The actual Tax savings shall be determined on a “with and without” basis (treating any deductions or amortization attributable to the step-up in Tax basis resulting from the Protective Section 336(e) Election as the last items claimed for any taxable period, including after the utilization of any available net operating loss carryforwards), net of any reasonable out-of-pocket expenses necessary to secure such Tax savings.

SECTION 4.11. Actions after the Distribution on the Distribution Date. Spinco shall not take (or cause its Subsidiaries to take) any action on the Distribution Date after the External Distribution that is outside the Ordinary Course of Business of Spinco (or its Subsidiaries, as applicable).

SECTION 4.12. Actions after the Distribution Date for Remainder of Taxable Year. (a) From and after the Distribution Date, Spinco shall not, without the prior consent of Vista, which consent shall not be unreasonably withheld, conditioned or delayed, cause or permit any Non-US Spinco Member to engage in, enter into, or undertake any of the following actions or series of actions having an effective date on or before March 31, 2024:

(b) a distribution, whether in the form of a dividend, return of capital or otherwise;

(c) a redemption or other repurchase (directly or indirectly) of any shares of capital stock of any Non-US Spinco Member;

(d) any merger, consolidation, amalgamation, combination, demerger, liquidation, conversion or other corporate restructuring having similar effect;

(e) a sale of assets;

(f) a sale of any shares of any Subsidiary of Spinco;

(g) the filing of an IRS Form 8832 with respect to any Non-US Spinco Member or any other action that would reasonably be expected to change the U.S. entity classification of any Non-US Spinco Member;

(h) any similar actions or transactions outside of the Ordinary Course of Business of any Non-US Spinco Member that would reasonably be expected to impact the earnings and profits as determined for U.S. Federal income Tax purposes of any Non-US Spinco Member; or

(i) any “extraordinary reduction” (within the meaning of Section 1.245A-5(e)(2) of the Regulations) with respect to the ownership of any Non-US Spinco Member that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) by any “controlling section 245A shareholder” (within the meaning of Section 1.245A-5(i)(2) of the Regulations).

SECTION 4.13. Termination of Tax Sharing Agreements. Effective as of the Distribution Date, all Tax allocation or sharing agreements that are exclusively between one or more Spinco Entities, on the one hand, and one or more of Vista or any of its Subsidiaries, on the other hand (other than this Agreement) are hereby terminated.

ARTICLE V

Procedural Matters

SECTION 5.01. Cooperation. Each Party shall cooperate (and cause their respective Subsidiaries to cooperate) with reasonable requests from the other Party in matters covered by this Agreement, including in connection with the preparation and filing of Tax Returns, the calculation of Taxes, the determination of the proper financial accounting treatment of Tax items and the conduct and settlement of Tax Contests. Such cooperation shall include:

(i) retaining until the expiration of the relevant statute of limitations (including extensions) of records, documents, accounting data, computer data and other information (“Records”) necessary for the preparation, filing, review, audit or defense of all Tax Returns relevant to an obligation, right or Liability of either Party under this Agreement;

(ii) providing the other Party reasonable access to Records and to its personnel (ensuring their cooperation) and premises during normal business hours to the extent relevant to an obligation, right or Liability of the other Party under this Agreement or otherwise reasonably required by the other Party to complete Tax Returns or to compute the amount of any payment contemplated by this Agreement; and

(iii) notifying the other Party prior to disposing of any relevant Records and affording the other Party the opportunity to take possession or make copies of such Records at its discretion.

SECTION 5.02. Interest. Any payments required pursuant to this Agreement that are not made within the time period specified in this Agreement shall bear interest from the end of that period. Interest required to be paid pursuant to this Agreement shall, unless otherwise specified, be computed at the rate per annum equal to the Benchmark Rate plus two (2) percent.

SECTION 5.03. Indemnification Claims and Payments. (a) An Indemnitee shall be entitled to make a claim for payment with respect to Taxes or Shareholder Claims under this Agreement when the Indemnitee determines that it is entitled to such payment and is able to calculate with reasonable accuracy the amount of such payment. Except as otherwise provided in Section 3.02(b), the Indemnitee shall provide to the Indemnifying Party notice of such claim within sixty (60) business days of the first date on which it so becomes entitled to make such claim. Such notice shall include a description of such claim and a detailed calculation of the amount claimed.

(b) Except as otherwise provided in Section 3.02(b), the Indemnifying Party shall make the claimed payment to the Indemnitee within thirty (30) business days after receiving such notice, unless the Indemnifying Party reasonably disputes its Liability for, or the amount of, such payment.

(c) A failure by an Indemnitee to give notice as provided in Section 3.02(b), 3.04 or 5.03(a) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

(d) Nothing in this Section 5.03 shall prejudice a Party’s right to receive payments pursuant to Section 3.02(b).

SECTION 5.04. Amount of Indemnity Payments. The amount of any Indemnity Payment shall be (i) reduced to take into account any Tax benefit actually realized by the Indemnitee resulting from the incurrence of the Liability in respect of which the Indemnity Payment is made and (ii) increased to take into account any Tax cost actually realized by the Indemnitee resulting from the receipt of the Indemnity Payment, including any Tax cost arising from such Indemnity Payment having resulted in income or gain to either Party, for example, under Section 1.1502-19 of the Regulations, and any Taxes imposed on additional amounts payable pursuant to this clause (ii). For purposes of calculating the amount of any Tax benefit or Tax cost, the applicable Indemnitee shall be deemed to be subject to the maximum applicable tax rate and any Tax attributes of such Indemnitee shall be disregarded.

SECTION 5.05. Treatment of Indemnity Payments. Any Indemnity Payment (other than any portion of a payment that represents interest accruing after the Distribution Date) shall be treated by Vista and Spinco for all Tax purposes as a distribution from Spinco to Vista immediately prior to the External Distribution (if made by Spinco to Vista) or as a contribution from Vista to Spinco immediately prior to the External Distribution (if made by Vista to Spinco), except as otherwise required by applicable Law or a Determination.

SECTION 5.06. Resolution of Certain Disputes. (a) Disputes arising between the Parties in connection with this Agreement shall be governed as follows:

(i) Section 2.03 shall govern the obligations, rights and Liabilities of the Parties with respect to disputes related to the allocation of VOS Taxes;

(ii) Section 3.01(e) shall govern the obligations, rights and Liabilities of the Parties with respect to disputes related to the review of any Tax Returns;

(iii) Nothing in this Agreement (other than Section 6.07) is intended to address or limit the obligations, rights or Liabilities of the Parties under applicable Law with respect to Specified Disputes; and

(iv) Section 5.06(b) shall govern the obligations, rights and Liabilities of the Parties with respect to all other disputes arising in connection with this Agreement not described in clauses (i), (ii) or (iii) (such disputes, “Ordinary Tax Disputes”).

(b) The Parties shall negotiate in good faith to resolve any Ordinary Tax Dispute for forty-five (45) calendar days (unless earlier resolved). Upon notice of either Party after forty-five (45) calendar days, the matter will be referred to an Accounting Firm acceptable to both Parties. The Accounting Firm may, in its discretion, obtain the services of any third party necessary to assist it in resolving the Ordinary Tax Dispute. The Parties shall instruct the Accounting Firm to furnish notice to each Party of its resolution of the Ordinary Tax Dispute as soon as practicable, but in any event no later than sixty (60) calendar days after its acceptance of the matter for resolution. Any such resolution by the Accounting Firm will be binding on the Parties and the Parties shall take, or cause to be taken, any action necessary to implement the resolution. All fees and expenses of the Accounting Firm shall be borne by the non-prevailing Party (as determined by the Accounting Firm). If, having determined that an Ordinary Tax Dispute must be referred to an Accounting Firm, after forty-five (45) calendar days the Parties are unable to find an Accounting Firm willing to adjudicate the Ordinary Tax Dispute in question and that the Parties in good faith find acceptable, then this Section 5.06(b) shall cease to apply to such Ordinary Tax Dispute and such Ordinary Tax Dispute shall instead be treated as a Specified Dispute for purposes of this Agreement.

ARTICLE VI

Miscellaneous

SECTION 6.01. Termination. This Agreement will terminate without further action at any time before the External Distribution upon termination of the Separation Agreement. If terminated, no Party will have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Separation Agreement.

SECTION 6.02. Applicability. This Agreement shall not apply before the External Distribution.

SECTION 6.03. Survival. Except as expressly set forth in this Agreement, the covenants and indemnification obligations in this Agreement shall survive the External Distribution and shall remain in full force and effect.

SECTION 6.04. Separation Agreement. The Parties agree that, in the event of a conflict between the terms of this Agreement and the Separation Agreement with respect to the subject matter hereof, the terms of this Agreement shall govern.

SECTION 6.05. Confidentiality. Each Party hereby acknowledges that confidential Information of such Party or its Subsidiaries may be exposed to employees and agents of the other Party or its Subsidiaries as a result of the activities contemplated by this Agreement. Each Party agrees, on behalf of itself and its Subsidiaries, that such Party’s obligations with respect to Information and data of the other Party or its Subsidiaries shall be governed by Section 7.09 of the Separation Agreement.

SECTION 6.06. Counterparts; Entire Agreement. (a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by electronic or PDF signature and scanned and exchanged by electronic mail, and such electronic or PDF signature shall constitute an original for all purposes.

(b) This Agreement, the Separation Agreement, the other Ancillary Agreements and the Appendices, Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof or thereof other than those set forth or referred to herein or therein.

SECTION 6.07. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Subject to Section 5.06, each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court or the federal court sitting in the State of Delaware) over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Subsidiaries and Affiliates (as such terms are defined in the Separation Agreement), successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby, including their execution, performance or enforcement, whether in contract, tort or otherwise. Each Party hereby agrees that it shall not assert, and hereby waives, any claim or right or defense that it is not subject to the jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument. Subject to Section 5.06, each Party agrees that a final judgment in any legal proceeding resolved in accordance with this Section 6.07 and Section 6.14 shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT PROVIDED HEREUNDER.

SECTION 6.08. Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, either Party may assign this Agreement without consent of the other Party in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s assets or (b) the sale of all or substantially all of such Party’s assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party as promptly as reasonably practicable following the assignment. No assignment permitted by this Section 6.08 shall release the assigning Party from Liability for the full performance of its obligations under this Agreement.

SECTION 6.09. Third-Party Beneficiaries. (a) The provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third party with any remedy, claim, Liability, right to reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

SECTION 6.10. Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) when delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service, (c) upon written confirmation of receipt after transmittal by electronic mail or (d) upon the earlier of confirmed receipt and the fifth (5th) business day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Vista, to:

Vista Outdoor Inc.

1 Vista Way

Anoka, MN 55303

Attn:       [●]

e-mail:    [●]

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attn:       J. Leonard Teti II, Esq.

e-mail:    lteti@cravath.com

If to Spinco, to:

[Outdoor Products Spinco Inc.]

[●]

[●]

Attn:       [●]

e-mail:    [●]

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attn:       J. Leonard Teti II, Esq.

e-mail:    lteti@cravath.com

Either Party may, by notice to the other Party, change the address and identity of the Person to which such notices and copies of such notices are to be given. Each Party agrees that nothing in this Agreement shall affect the other Party’s right to serve process in any other manner permitted by Law.

SECTION 6.11. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

SECTION 6.12. Headings. The article, section and paragraph headings contained in this Agreement, including in the table of contents of this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 6.13. Waivers of Default. No failure or delay of either Party (or the applicable member of its group) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by either Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

SECTION 6.14. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, Vista shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. Spinco shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

SECTION 6.15. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by either Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

SECTION 6.16. Interpretation. The rules of interpretation set forth in Section 12.15 of the Separation Agreement shall be incorporated by reference to this Agreement, mutatis mutandis. If a Controlled Corporation or a Distributing Corporation merges or consolidates with another entity to form a new entity, references in this Agreement to a Controlled Corporation or a Distributing Corporation, as applicable, shall be to that new entity. NOTWITHSTANDING THE FOREGOING, THE PURPOSE OF ARTICLE IV IS TO ENSURE THAT EACH OF THE APPLICABLE TRANSACTIONS QUALIFIES FOR ITS INTENDED TAX TREATMENT AND, ACCORDINGLY, THE PARTIES AGREE THAT THE LANGUAGE THEREOF SHALL BE INTERPRETED IN A MANNER THAT SERVES THIS PURPOSE TO THE GREATEST EXTENT POSSIBLE.

SECTION 6.17. Compliance by Subsidiaries. The Parties shall cause their respective Subsidiaries to comply with this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

VISTA OUTDOOR INC.,

by
Name: [●]
Title: [●]

[OUTDOOR PRODUCTS SPINCO INC.],

by
Name: [●]
Title: [●]

[Signature Page to Tax Matters Agreement]